Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 28, 2024, relating to the consolidated financial statements of Drilling Tools International Corporation for the year ended December 31, 2023.

/s/ WEAVER AND TIDWELL, L.L.P.

Oklahoma City, Oklahoma

August 1, 2024